Exhibit 21.1

Subsidiaries

			Number of Omitted Subsidiaries Operating
	State of Incorporation	Line of Business	in the United States	in Foreign Countries
Pediatrix Medical Group, Inc.	Florida	Physician Services	7	0
Pediatrix Management Services, Inc.	Florida	Physician Services	10	0